Exhibit 99.1

GigOptix Announces Revenue Projection for the First Quarter of 2009

2009 Quarterly Revenue Expected to Double Compared to the Same Period in 2008, Estimated at $4.4 Million

PALO ALTO, CA — April 15, 2009 — GigOptix Inc. (OTC BB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced projected revenue for the first quarter of 2009.

For the first quarter ended April 5, 2009, the Company expects to report revenues estimated at $4.40 million compared to revenue of $1.68 million for the first quarter of 2008, an increase of 162%. On an unaudited non-GAAP basis, as if the results of Lumera Corporation were included from the beginning of 2008, revenue for first quarter of 2009 increased approximately 103% from $2.17 million for the same period in 2008. The increase in revenue is a direct result of the continuing consolidation and integration of the acquisitions in 2008, as well as the successful growth of the Company’s GX, HX, LX, and iT product lines.

“We are pleased with the growth that we experienced in the first quarter of 2009. The growth was initiated through the transactions we successfully completed in 2008 and the continued organic growth of our product lines” stated Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix. “Our revenue performance during the first quarter not only reflects the hard work of our team, but also the skill we possess of combining synergistic businesses, while developing and marketing superior products. Going forward, our mission is to continue to build top line growth, while remaining focused on controlling our expenses.”

These revenue estimates are preliminary and the Company expects to report full financial results for the first quarter of 2009 by May 14, 2009.

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. For more information, please visit www.GigOptix.com.

Non-GAAP Financial Measures

This press release references non-GAAP revenue, which is a non-GAAP financial measure. Non-GAAP revenue includes unaudited 2008 revenue results for Lumera Corporation prior to the merger with GigOptix that was completed in December 2008. A reconciliation of GAAP projected revenue results to non-GAAP revenue results is included in the table below. GigOptix believes that these non-GAAP financial measures are important indicators of the ongoing operations of its business and provide better comparability between reporting periods and provide a better baseline for analyzing trends in GigOptix’s operations. GigOptix does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. GigOptix believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

GigOptix, Inc.

Consolidated Revenue

(In thousands)

(unaudited)

Three Months ended
April 5, 2009	March 28, 2008
$4,400	$1,683

Reconciliation of GAAP Revenue to Non-GAAP Revenue

(In thousands)

(unaudited)

	Three Months ended
	April 5, 2009	March 28, 2008
GAAP Revenue	$4,400	$1,683

Pre-merger revenue relating to:
Lumera Corporation	—	484

Non-GAAP Revenue	$4,400	$2,167

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding GigOptix’s expectations, goals or intentions regarding the future, including, but not limited to, statements regarding GigOptix’s expected financial position, revenues, cash flow and other operating results, business strategy, integration of acquired businesses, financing plans, forecasted trends related to the markets in which it operates. Forward- looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, GigOptix can provide no assurances as to whether final reported revenues will approximate the projected revenues for the first quarter 2009, whether it will be able to control expenses, whether it will be able to successfully integrate recently acquired businesses and whether there will be continued growth in the company’s business. Additional factors that could cause actual results to differ materially are the following: competition, litigation, financial community perceptions of GigOptix, changes in laws and regulations, including increased taxes, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigOptix’s filings with the SEC, and in GigOptix’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

Contact:

Media:

GigOptix Inc.

Parker Martineau, 650-424-1937 x102

Corporate Communications Manager

pr@gigoptix.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald, 914-669-0222

President

asheinwald@allianceadvisors.net